UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2013

Griffin Capital Essential Asset REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3106065900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On February 27, 2013, eight special purpose entities that own the properties noted below and are wholly-owned by the operating partnership of Griffin Capital Essential Asset REIT, Inc. (the “Registrant”) entered into that certain Promissory Note and various other documents (collectively, the “Loan Documents”) with Midland National Life Insurance Company (“Midland”), pursuant to which Midland provided such special purpose entities with a loan in the amount of $105.6 million (the “Midland Mortgage Loan”).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

At the closing of the Midland Mortgage Loan noted in Item 1.01 above, the Registrant, through the special purpose entities, drew the entire $105.6 million in funds available and utilized such funds to refinance eight of the Registrant’s properties previously serving as security for the Registrant’s credit facility with KeyBank National Association and other lenders. The Midland Mortgage Loan is secured by cross-collateralized and cross-defaulted first mortgage liens or first lien deeds of trust on the Renfro, Quad/Graphics, ITT, Westinghouse, AT&T, Travelers, Zeller Plastik, and Health Net properties (collectively, the “Secured Properties”). The documents relating to the first mortgage liens or deeds of trust on the Secured Properties are substantially similar related to each property, and the Open-End Mortgage and Security Agreement for the Westinghouse property is attached hereto as Exhibit 10.2. The Registrant paid a loan origination fee, as well as certain other fees and expense reimbursement amounts, of $280,500 in connection with the Midland Mortgage Loan.

The Midland Mortgage Loan has a term of 10 years, maturing on April 1, 2023. The Midland Mortgage Loan requires monthly payments of interest only for the first four years and fixed monthly payments of principal and interest thereafter, with the balance due upon maturity of the loan. The Midland Mortgage Loan bears interest at a fixed rate of 3.94%. The Midland Mortgage Loan may be prepaid only in full and only after the end of the second year of the loan term, subject to 30 days’ prior notice to Midland and payment of a prepayment penalty in addition to all unpaid principal and accrued interest.

The Midland Mortgage Loan contains a number of customary representations, warranties, covenants and indemnities, including, but not limited to, a debt service coverage ratio of 1.6 times and a loan to value ratio of 60%, each as defined in the Loan Documents. In addition, pursuant to that certain Separate Guaranty of Retained Liability Matters, the Registrant, as the guarantor of the Midland Mortgage Loan, must maintain a minimum net worth of $75 million.

The Loan Documents also contain the following salient requirements (terms used below are as defined in the Loan Documents):

•

If certain covenants are not met or certain conditions are not satisfied, the mortgagor will be required to make monthly payments into a Replacement Reserve Fund to be utilized for replacements and repairs, as well as monthly payments into a Rollover Reserve Fund to be utilized for tenant improvement and leasing commission obligations.

•

If the tenant on the AT&T property or the tenant on the Health Net property does not renew its respective lease at least nine months prior to lease expiration for at least five years at an equivalent or higher rent level, then (i) the mortgagor must provide cash or an irrevocable evergreen letter of credit meeting the requirements outlined in Loan Documents in the amount of approximately $4.7 million in the case of AT&T or approximately $3.6 million in the case of Health Net, or (ii) until the date of such lease expiration, all Excess Cash Flow from the Secured Properties will be swept into the Rollover Reserve Fund and utilized accordingly, until such time as the Excess Cash Flow in the Rollover Reserve Fund equals approximately $4.7 million in the case of AT&T or approximately $3.6 million in the case of Health Net.

After the end of the second year of the loan term, the mortgagor may request a release of any of the Secured Properties, subject to the payment of certain fees and satisfaction of the terms and conditions contained in the Loan Documents, including the requirement that the debt service coverage ratio for the remaining Secured Properties must be at least 1.6 times, the loan to value ratio for the remaining Secured Properties must be at least 60%, and no more than 50% of the Secured Properties shall be released. The mortgagor may obtain a release of any of the Secured Properties by substituting another property therefor, subject to the terms and conditions contained in the Loan Documents, including the requirement that the debt service coverage ratio for the Secured Properties in the aggregate and for the substitute property individually shall each equal or exceed 1.6 times.

This description of the Midland Mortgage Loan is qualified in its entirety by the Promissory Note, Open-End Mortgage and Security Agreement for the Westinghouse Property, and Guaranty, which are attached as exhibits hereto.

Item 7.01.	Regulation FD Disclosure

On March 5, 2013, the Registrant issued a press release disclosing the entry into the Midland Mortgage Loan described above in Items 1.01 and 2.03. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	Promissory Note dated February 27, 2013 issued to Midland National Life Insurance Company

10.2	Open-End Mortgage and Security Agreement for the Westinghouse Property dated February 27, 2013

10.3	Separate Guaranty of Retained Liability Matters Agreement for Midland Mortgage Loan dated February 27, 2013

99.1	Griffin Capital Essential Asset REIT, Inc. Press Release

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: March 5, 2013	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer